Exhibit 16.1

December 28, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Global Gas Corporation (formerly known as Dune Acquisition Corporation) (the “Company”) included under Item 4.01 of its Form 8-K dated December 28, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 21, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC
New York, New York